EXHIBIT 5.1

September 11, 2007

Board of Directors

Northern Ethanol, Inc.

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

Re: Northern Ethanol, Inc.
             Form SB-2 Registration Statement and related Prospectus

Dear Sirs:

We have acted as counsel to Northern Ethanol, Inc. (“Registrant”), a Delaware corporation, in connection with the preparation of the above-referenced SB-2 Registration Statement and related Prospectus (“Registration Statement”), relating to the registration of 4,096,500 shares of common stock, $.0001 par value per share to be offered by the Registrant’s Selling Shareholders (as defined in the Prospectus). We have examined the Certificate of Incorporation and amendments thereto and By-laws of the Registrant, and such other documents as we have deemed relevant and material. Based on the foregoing, and certain representations of the officers, directors and representatives of the Registrant, it is the opinion of this office that:

1. The Registrant has been duly organized and is validly existing and in good standing in the State of Delaware, the jurisdiction of its incorporation.

2. The aforementioned securities to be registered pursuant to the Registration Statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law, have been duly authorized and issued, are fully paid and non-assessable.

3. When, as and if the aforementioned securities are delivered against payment in accordance with the Registration Statement and related Prospectus, such securities will be validly authorized and issued, fully paid and nonassessable in accordance with the general requirements of Delaware corporation law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Yours truly,

s/Andrew I. Telsey, P.C.

ANDREW I. TELSEY, P.C.